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                                                                EXHIBIT 10(t)(3)

                                   AMENDMENT NO. 3
                                          TO
                            PLAYTEX 1994 STOCK OPTION PLAN
                    FOR DIRECTORS AND EXECUTIVE AND KEY EMPLOYEES
                                          OF
                                PLAYTEX PRODUCTS, INC.



    THIS AMENDMENT NO. 3 to the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees of Playtex Products, Inc. (the "Plan"), dated as of September 15, 1995, is adopted by the Compensation and Stock Option
Committee of the Board of Directors of Playtex Products, Inc. (the "Company"), a Delaware corporation.

    The Plan is hereby amended in the following manner:

    1.   The text of Section 2.1 is amended and restated as follows:

Section 2.1  - Shares Subject to Plan
-----------    ----------------------

    The shares of stock subject to Options and Stock Appreciation Rights shall be shares of the Company's $.01 per value Common Stock. Subject to adjustment as provided in Sections 2.4 and 4.6 of the Plan: the aggregate number of such shares which may be issued upon exercise of Options and Stock Appreciation Rights shall not exceed 3,047,785; and the maximum number of shares with respect to which Options and Stock Appreciation Rights may be granted to any employee under the Plan shall not exceed 1,000,000 in any calendar year or in total; provided, that shares which may be issued upon exercise of Options or Stock Appreciation Rights which expire or are canceled (whether pursuant to Section
3.3 (b) or otherwise) shall, solely to the extent required by Code Section 162
(m), be counted against this limitation.

    2. The text of Section 8.6 is amended by adding the following two sentences at the end thereof:

    "Without limiting the generality of the foregoing, it is intended that the grant of Options to Directors pursuant to Section 3.3 (c) be fixed and automatic and that the Plan be administered in a manner so as to preclude the exercise of any discretion by the Committee with respect to Options granted to Directors pursuant to Section 3.3 (c) (other than the limited discretion provided in Sections 2.4 and 4.6, relating to changes in shares and adjustments in outstanding Options, Section 4.1 relating to certain terms and conditions consistent with the Plan, and Sections 5.3 (d) and 5.5 relating to compliance with securities laws). Consequently, notwithstanding any provision of the Plan or any award agreement issued hereunder to the contrary, the Committee shall not have the authority to consent to or take any of the discretionary actions set forth in Sections 1.22, 4.4 (b), 4.7, 5.2, 5.3 (b) (ii), 5.3 (b) (iii), 5.3 (b)
(iv), 5.3 (c) (i), 5.3 (c) (ii), 5.4 (ii) and 5.7 with respect to Options granted to Directors pursuant to Section 3.3 (c) and any purported consent or discretionary action shall be deemed null and void and without effect. In conformity with the foregoing, the Option expiration date with respect to Options granted pursuant to Section 3.3 (c) shall be determined in accordance with the fixed periods prescribed by Section 4.4 (a)."



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    3.   In all other respects, the Plan, as amended, shall continue in full force and effect.

    I hereby certify that the foregoing Amendment was duly adopted by the Compensation and Stock Option Committee of the Board of Directors of Playtex Products, Inc. as of September 15, 1995.

    Executed this 15 day of September, 1995


                                 /s/ William Stammer
                                 -------------------
                                 Assistant Secretary